Exhibit 10.83

ASSET PURCHASE AGREEMENT

By And Between

BIO-KEY INTERNATIONAL, INC.

And

INTERACT911 MOBILE SYSTEMS, INC.

August 13, 2009

(continued)

i

(continued)

ii

(continued)

iii

INDEX OF EXHIBITS

Exhibit A	Form of Buyer Note
Exhibit B	Form of IP Security Agreement
Exhibit C	Form of Warrant
Exhibit D	Form of General Assignment
Exhibit E	Form of Trademark Assignment
Exhibit F	Form of Copyright Assignment
Exhibit G	Form of Third Party IP Licensor Consent and Waiver
Exhibit H	Form of Landlord Consent and Waiver
Exhibit I	Form of Noncompetition Agreement
Exhibit J	Form of Parent Guaranty
Exhibit K	Form of SilkRoad Guaranty

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August     , 2009, by and between BIO-key International, Inc., a Delaware corporation (“Seller”), and InterAct911 Mobile Systems, Inc., a Delaware corporation (“Buyer”).  Seller and Buyer are collectively referred to herein as the “Parties” and each individually as a “Party.”

WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, substantially all of the assets of Seller relating to Seller’s Law Enforcement Division for the consideration and upon the terms and conditions set forth in this Agreement; and

WHEREAS, Seller desires to issue, and Buyer desires to receive, a Warrant (as defined below) to purchase capital stock of Seller; and

WHEREAS, the Board of Directors of Seller has approved and declared advisable this Agreement and the sale of assets contemplated hereby, has deemed it in the best interests of stockholders of the Seller to consummate the sale and issue the Warrant, and has determined to recommend to stockholders of the Seller the adoption of this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1          Definitions

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

“Alternative Transaction” means with respect to Seller, any of the following transactions (other than the transactions contemplated hereby): (A) any acquisition or purchase from Seller by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a Twenty Percent (20%) interest in the total outstanding voting securities of Seller or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning securities representing Twenty Percent (20%) or more of the total outstanding voting power of Seller or any merger, consolidation, business combination, share exchange or similar transaction involving Seller pursuant to which the stockholders of Seller immediately preceding such transaction hold securities representing less than Eighty Percent (80%) of the total outstanding voting power of the surviving or resulting entity of such transaction (or Seller entity of such surviving or resulting entity); (B) any sale, lease, exchange, mortgage, transfer, license or disposition of assets (including capital stock or other ownership interests in Subsidiaries) representing Twenty Percent (20%) or more of the aggregate fair market value of the consolidated assets of Seller and its Subsidiaries taken as a whole; or (C) any liquidation or dissolution of Seller.

“Alternative Transaction Proposal” means any offer, inquiry, proposal or indication of interest (whether binding or non-binding) to Seller or its stockholders, relating to an Alternative Transaction.

“Applicable Law” means all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees of any Governmental Authority applicable to Buyer or Seller, their respective Subsidiaries or any of their respective assets, properties or businesses.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in Boston, Massachusetts.

“Buyer Note” means the guaranteed, secured promissory note in the principal amount of Four Million Dollars ($4,000,000) issued by the Buyer in substantially the form attached hereto as Exhibit A and guaranteed by InterAct911 Corporation, a Delaware corporation and sole stockholder of Buyer (“Parent”), and SilkRoad Equity, LLC, a Delaware limited liability company (“SilkRoad” and together with Parent, the “Guarantors”), and secured by a pledge of the Seller Intellectual Property Assets pursuant to an Intellectual Property Security Agreement in substantially the form attached hereto as Exhibit B (the “IP Security Agreement”).

“Change of Recommendation” means the withholding, withdrawal, adverse amendment, qualification or modification of Seller’s Board of Directors’ recommendation in favor of approval of this Agreement and the transactions contemplated hereby, and, in the case of a tender or exchange offer made by a third party directly to Seller’s stockholders, a recommendation that Seller’s stockholders accept the tender or exchange offer.

“Closing Cash Payment” means the amount in cash to be paid to Seller at Closing equal to Seven Million Dollars ($7,000,000), plus the Net Amount of Working Capital Assets at Closing, all as set forth in the Estimated Closing Statement. The Closing Cash Payment is subject to further adjustment following the Closing in accordance with Section 2.8 hereof.

“Contract” means any contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement, arrangement or understanding or instrument or any binding commitment to enter into any of the foregoing (in each case, whether written or oral).

“Copyrights” means all United States and foreign copyrights (including Community designs), including copyrights in both published and unpublished works, compilations, databases and computer programs, Software, manuals and other documentation, whether registered or unregistered, and, with respect to any and all of the foregoing: (A) all registrations and applications therefor, including the registrations and applications referred to in Schedule 3.12, (B) all extensions and renewals thereof, (C) all derivatives, translations, adaptations and combinations of any and all of the foregoing; (D) all rights corresponding thereto throughout the world, (E) all rights to sue for past, present and future infringements thereof, and (F) all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

“Environmental Laws” means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, decrees, requirements of any Governmental Authority, any and all common law requirements, rules and bases of liability regulating, relating to, or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 10601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., Section 136 et seq., Occupational Safety and Health Act 29 U.S.C. Section 651 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., and the Endangered Species Act (16 U.S.C. Section 1531 et seq.) as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

“Environmental Liabilities” means with respect to Seller, any and all Liabilities of or relating to Seller or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of Seller or any of such Subsidiaries), which (A) arise under or relate to matters covered by Environmental Laws and (B) relate to actions occurring or conditions existing on or prior to the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the periods involved.

“Governmental Authority” means any foreign, federal, state, county, local, municipal or foreign court or tribunal, governmental or regulatory body, administrative board, bureau, agency, instrumentality, commission or any department or political subdivision thereof.

“Governmental Permit” means any consent, license, permit, grant, franchise, certificate of authorization, registration or other authorization of a Governmental Authority that is required for the operation of such entity’s business or the holding of any assets or properties or exercising any rights or claims.

“Hazardous Materials” means any substance material or waste regulated by any Governmental Authority, including those defined, listed, classified or regulated as radioactive, hazardous, toxic or otherwise dangerous to health or the environment in or under any Environmental Laws, such as petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls, but excluding office and janitorial supplies safely stored and maintained.

“Hired Employees” means the employees of Seller hired by Buyer at the Closing, all of whom are identified on Schedule 3.15 hereto.

“Intellectual Property Assets” means all worldwide intellectual property rights owned or licensed by Seller and used in the Subject Business, including (A) Patents; (B) Trademarks and all of the goodwill associated therewith; (C) Copyrights; (D) Trade Secrets; (E) any rights in registered internet domain names; (F) any and all other intellectual property rights relating to any of the foregoing.

“Knowledge” means the actual knowledge after reasonable inquiry of Seller’s Chairman of the Board and Chief Financial Officer (Thomas Colatosti), Chief Executive Officer (Michael DePasquale), Executive Vice President and General Manager of the Subject Business (Kenneth S. Sousa), Vice President for Programs and Customer Support (Roy A. Wickland), Controller (Cecilia Welch) or the Director of Contracts (Karen Hicks).

“Letter of Intent” means that certain letter agreement, dated June 15, 2009, between Parent and Seller.

“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” means, with respect to any asset, any mortgage, pledge, security interest, encumbrance, lien, charge, claim or encumbrance of any kind in respect of such asset.

“Material Adverse Effect” means a material adverse effect on the business, assets, financial condition, or results of operations of the Subject Business.

“Net Amount of the Working Capital Assets” means the difference between (A) the current assets of the Subject Business, excluding cash and cash equivalents, and (B) the current liabilities of the Subject Business included in the Assumed Liabilities, but excluding deferred revenue (other than the Service Contracts Adjustment Amount) and including accrued and unused vacation pay and sick pay for Hired Employees.  In determining the Net Amount of the Working Capital Assets, all amounts will be determined as of the Closing Date in accordance with GAAP applied in a manner consistent with the calculation of the Net Amount of the Working Capital Assets as of June 30, 2009 contained in Schedule 2.8 to this Agreement.

“Ordinary Course” means ordinary course of business consistent in nature, scope and magnitude with past custom and practice of such Person.

“Patents” means all United States and foreign patents and certificates of invention, patent rights, inventions, discoveries, invention disclosures and similar property rights, whether or not patented, and applications for any and all of the foregoing, including: (A) each Patent and Patent application referred to in Schedule 3.12 hereto (as such schedule may be amended or supplemented from time to time), (B) all reissues, divisions, continuations, continuations-in- part, extensions, renewals, and reexaminations thereof, (C) all rights corresponding thereto throughout the world, (D) all inventions and improvements described therein, (E) all rights to sue for past, present and future infringements thereof, (F) all licenses, claims, damages, and proceeds of suit arising therefrom, and (G) all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, association, joint stock company, trust, estate, joint venture, unincorporated organization or Governmental Authority.

“Prime Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. banks.

“Proxy Statement” means the proxy statement to be filed by Seller with the SEC in connection with Seller’s Stockholders’ Meeting.

“Public Software” means any software that is licensed pursuant to an “open source” licensing agreement or similar agreement, including software licensed under the GNU General Public License (GPL) or the GNU Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, and the Apache License.

“Real Estate Lease” means that certain Office Lease Agreement, dated as of June 30, 2008, between Seller and Normandy Nickerson Road, LLC, as lessor, governing the facilities occupied by Seller in Marlborough, Massachusetts.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Intellectual Property Assets” means all Intellectual Property Assets, including the Patents, Trademarks, Copyrights, Software and Trade Secrets, (A) owned by Seller or (B) for which Seller has a valid right or license to use, develop, make, have made, offer for sale, sell, modify, create derivative works from, license to third parties, and dispose of in connection with the Subject Business.

“Service Contract” means the Seller’s obligation to provide installation, consulting maintenance and other services to purchasers of Software Products pursuant to a written Contract.

“Service Contracts Adjustment Amount” means Fifteen Percent (15.0%) of Seller’s deferred revenue accounts attributable to the Subject Business.  Deferred revenue will be determined as of the Closing Date in accordance with GAAP applied in a manner consistent with the determination of deferred revenue and the calculation of the Service Contracts Adjustment Amount as of June 30, 2009 contained in Schedule 2.8 to this Agreement.

“Software” means all computer software, including Source Code, object, executable or binary code, objects, comments, compliers, routines, screens, user interfaces, report formats,

templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Software Products” means all Software products which are designed, developed, licensed, sold, distributed and/or otherwise made commercially available in the operation of the Subject Business, consisting of the Software products and interfaces listed on Schedule 3.25(a)(iii).

“Source Code” means, collectively, any human readable software source code, or any material portion or aspect of the software source code in Seller’s rightful possession which comprise part of the Seller Intellectual Property Assets.  With regard to the Software Products, source code includes:

(a)                                  any and all human readable software source code, which comprises part of the Software Products;

(b)                                 the source code repository for same (with history of revisions);

(c)                                  the previous bugs summary report for same;

(d)                                 Build scripts/programs/unit tests/configuration files and documentation on build process for same;

(e)                                  source code documentation of QA procedures and test plans in digital format for same; and

(f)                                    specifications, programmers’ comments and notes, and all other materials (including assembly, linkage and other utilities) and documents reasonably necessary to enable a reasonably skilled programmer to understand and maintain the Software Products without reference to any other person or documentation.

“Subject Business” means Seller’s Law Enforcement Division, which is engaged in the development, manufacture, distribution, sale, installation and service of mobile data equipment, applications, access and authentications for law enforcement and public safety officials.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which such Person has a majority of the ownership interests therein or the contractual right to control.

“Superior Proposal” means with respect to Seller, an unsolicited, bona fide written Alternative Transaction Proposal, which the Board of Directors of Seller has in good faith determined (after consultation with its outside legal counsel and its financial advisor), taking into account all legal, financial, regulatory, timing and other aspects of the proposal, (A) is more favorable, from a financial point of view, to Seller’s stockholders (in their capacities as stockholders) than the terms of this Agreement (after giving effect to any adjustments to the terms of this Agreement proposed by the other party in response to such Alternative Transaction Proposal), (B) is fully financed or reasonably capable of being fully financed, and (C) is reasonably likely to be consummated on the terms proposed; provided, however, that, for purposes of this definition of “Superior Proposal” each reference to “20%” or “80%” in the definition of “Alternative Transaction” shall be deemed to be a reference to “50%”.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Assets” means any refund, abatement or credit of, and all other assets comprising receivables or deferred assets or prepayments for, Taxes arising or resulting from Seller’s conduct of the Subject Business or ownership of the Purchased Assets for taxable periods ending on or before the Closing Date.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Termination Fee” means One Million Dollars ($1,000,000), payable in immediately available funds.

“Trademarks” means all United States and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, slogans, service marks, certification marks, collective marks, logos, other source or business identifiers, trade dress, designs and general intangibles of a like nature, whether registered or unregistered, and, with respect to any and all of the foregoing: (A) all registrations and applications therefor including the registrations and applications referred to in Schedule 3.12 (as such schedule may be amended or supplemented from time to time), (B) all extensions or renewals of any of the foregoing, (C) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (D) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and (E) all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

“Trade Secrets” means all trade secrets and all other confidential or proprietary information and know-how, including customer lists, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results, whether or not such Trade Secret has been reduced to a writing or other tangible form, and including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, including (A) the right to sue for past, present and future misappropriation or other violation of any Trade

Secret, and (B) all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

“Transaction Documents” means this Agreement, the Warrant and any other Contract or instrument contemplated hereby to which Seller or Buyer is a party.

“Warrant” means the warrant issued by Seller to SilkRoad to purchase up to Eight Million (8,000,000) shares of Seller’s Common Stock at a purchase price of $0.30 per share, expiring on the fifth anniversary of the Closing Date in the form attached hereto as Exhibit C.

1.2          Other Definitions

Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Section Reference	Defined Term

Preamble	Agreement
2.10	Allocation
9.1(a)	Applicable Limitation Date
2.3	Assumed Liabilities
3.5(b)	Balance Sheet
9.2(c)(ii)	Basket
Preamble	Buyer
9.2(a)	Buyer Parties
9.2(c)(ii)	Cap
2.7	Closing
2.7	Closing Date
2.8(b)	Closing Statement
3.6(a)	Common Stock
2.8(b)	Dispute Notice
2.8(a)	Estimated Closing Statement
2.2	Excluded Assets
2.4	Excluded Liabilities
2.4(a)	Excluded Taxes
2.8(c)	Final Closing Cash Payment
3.5(b)	Financial Statements
4.4(a)	Guarantor Balance Sheet
4.4(a)	Guarantor Balance Sheet Date
4.4(b)	Guarantor Financial Statements
9.2(d)	Indemnified Party
9.2(d)	Indemnifying Party

Section Reference	Defined Term

2.8(d)	Independent Accounting Firm
3.17	Interested Person
2.11	In-Process Sales
2.8(b)	Item of Dispute
3.12(a)	Licenses In
3.12(a)	Licenses Out
9.2(a)	Loss
Preamble	Parties
Preamble	Party
3.6(a)	Preferred Stock
3.24(p)	Product Certifications
2.6	Purchase Price
2.1	Purchased Assets
3.11	Purchased Contracts
Preamble	Seller
3.6(b)	Seller Options
9.2(b)	Seller Parties
3.5(a)	Seller SEC Documents
3.25	Seller Software
3.2(c)	Seller Stockholder Approval
3.6(b)	Seller Warrants
3.12(e)	Third-Party Intellectual Property Assets
2.9	Transfer Documents
3.12(a)	Use
2.4(j)	Zoll

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1          Purchase of Assets

At the Closing, Buyer shall purchase, and Seller and each of its Subsidiaries shall sell, convey, assign, transfer and deliver to Buyer, free and clear of any Liens by appropriate instruments of conveyance reasonably satisfactory to Buyer, all assets, properties, rights, claims, titles and interests of every kind or nature owned, leased, licensed or otherwise held by Seller and each of its Subsidiaries (including indirect and other forms of beneficial ownership) as of the Closing Date held, used in the conduct of the Subject Business (the “Purchased Assets”), including, without limitation, all of the following assets, but excluding all Excluded Assets:

(a)           all Seller Intellectual Property Assets, including all Software Products and related Software and Source Code;

(b)           all goodwill of Seller relating to the Subject Business or any Purchased Asset, together with the right to represent to third-parties that Buyer is the successor to Seller in the Subject Business;

(c)           all billed and unbilled accounts receivable of the Subject Business and all correspondence with respect thereto, including all trade accounts receivable, notes receivable from customers, vendor credits and rebates, and all other obligations or rights to receive payment from vendors or customers with respect to purchases or sales of goods or services, and accounts receivable from Hired Employees;

(d)           all prepayments, prepaid expenses and similar assets used by Seller or held by, or on behalf of, Seller for use in connection with the Subject Business;

(e)           all inventories, including finished goods, work in process, raw materials, packaging and supplies used by Seller or held by, or on behalf of, Seller for use in connection with the Subject Business;

(f)            all rights existing under the Purchased Contracts, including Service Contracts, the License-In and License-Out Agreements, and the Real Estate Lease;

(g)           all non-competition, non-disclosure, non-solicitation, assignment of designs and inventions, and similar agreements, with respect to the Subject Business, the Hired Employees and former employees of the Subject Business, including the agreements listed on Schedule 3.15;

(h)           all lists and records pertaining to customers, suppliers, distributors, sales representatives, personnel and agents relating to the Subject Business, whether past or current;

(i)            all claims, deposits, prepayments, warranties, guarantees, refunds, rebates, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature relating to the Subject Business, including the deposit on the Real Estate Lease;

(j)            all transferable licenses, permits or other governmental authorizations affecting or relating in any way to the Subject Business, including the items listed on Schedule 3.3;

(k)           all hardware, computer equipment and similar equipment owned or licensed by Seller and used in the Subject Business, including the hardware listed on Schedule 3.3;

(l)            all office equipment, furniture and furnishings, fixtures, display racks, shelves, decorations, supplies and other personal property used in the Subject Business;

(m)          all information and data processing systems, programs, software and documentation thereof (including all electronic data processing systems, program specifications,

source codes, logs, input data and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions, flow charts and other related material) which are used or intended to be used in the conduct of the Business;

(n)           all signs and signage containing names, logos or slogans used in the Business, whether or not current, except those that incorporate the name BIO-key in a way which cannot be eradicated;

(o)           all technical, engineering, design, processing, manufacturing, operations or quality control information, whether or not current, including new developments, research and development reports inventions, know-how, processes, ideas and trade secrets and documentation thereof (including related papers, blueprints, drawings, prototypes, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing Software), and all claims and rights related thereto;

(p)           all Software Product information, including sample products, catalogues, brochures, videos, specifications and manuals, service and warranty records, creative materials, sales, promotional and marketing materials, whether or not current, including trade show booths, locations, equipment, signage and supplies, and all samples and information on the products and history of the Subject Business;

(q)           all SKUs, uniform product identification and bar codes and other product designations and identifications;

(r)            all technologies and communication systems used in the Subject Business, but excluding Seller’s websites and domain names;

(s)           all claims against third parties related to or arising from the Subject Business or the Purchased Assets;

(t)            all rights under confidentiality, standstill and other agreements with potential acquirors of the Subject Business;

(u)           all insurance benefits, including rights, claims and proceeds, related to or arising from the Subject Business the Purchased Assets or the Assumed Liabilities;

(v)           all books, records, ledgers, files, documents, correspondence, lists, studies and reports and other printed or written materials used by Seller or held by, or on behalf of, Seller for use in connection with the Subject Business and all rights related thereto; and including, without limitation, engineering information; and

(w)          all other assets of any kind or nature of Seller relating primarily to the Subject Business, other than the Excluded Assets.

2.2          Excluded Assets

Notwithstanding the foregoing, the following assets are expressly excluded from the purchase and sale contemplated hereby (the “Excluded Assets”) and, as such, are not included in the Purchased Assets:

(a)           Seller’s rights under or pursuant to this Agreement and the other Transaction Documents;

(b)           Seller’s general ledger, accounting records, minute books, statutory books and corporate seal;

(c)           Seller’s personnel records and any other records that Seller is required by law to retain in its possession;

(d)           any right to receive mail and other communications addressed to Seller relating to the Excluded Assets or the Excluded Liabilities;

(e)           the capital stock of Seller or any Subsidiary of Seller;

(f)            all cash, cash equivalents and bank accounts;

(g)           all Trademarks or other indicia of origin of Seller in any of the following words, logos, stylized lettering, other designs and variants thereof: “BIO-key” or “BIO-key International”; and

(h)           Tax Assets.

2.3          Assumed Liabilities

At the Closing, Buyer shall assume only the following Liabilities, solely to the extent such Liabilities were incurred in the Ordinary Course of the Subject Business (the “Assumed Liabilities”):

(a)           those accounts payable and accrued and unused vacation and sick time owed to the Hired Employees included in the calculation of the Final Net Amount of the Working Capital Assets which relate solely to the Ordinary Course of operations of the Subject Business and which are (i) accrued on the June 30, 2009 Balance Sheet or (ii) incurred in the Ordinary Course of business since June 30, 2009 and not discharged as of the Closing Date; and

(b)           all Liabilities and obligations arising from and after the Closing Date under the Purchased Contracts (other than Liabilities or obligations attributable to any failure by Seller to comply with the terms thereof).

2.4          Excluded Liabilities

Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability or obligation of Seller (or any predecessor owner of all or part of its business and assets) of whatever nature, whether presently in existence or arising or asserted hereafter. All such other

Liabilities and obligations shall be retained by and remain obligations and Liabilities of Seller (all such Liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”). Without limiting the foregoing, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

(a)           any and all Liabilities and obligations for Taxes of Seller of any kind, including Taxes relating to the Subject Business for any pre-closing tax period, and any and all other Liabilities and obligations of Seller for Taxes that arise as a result of the transactions contemplated by this Agreement;

(b)           any Liabilities or obligations relating to employee pensions, benefits or compensation arrangements incurred or accrued prior to the Closing Date;

(c)           any Environmental Liabilities;

(d)           any Liability, Lien or obligation relating to an Excluded Asset;

(e)           any Liability or obligation not incurred in the Ordinary Course of the Subject Business;

(f)            Seller’s obligations to provide vacation time, sick time, personal days, vacation pay and sick pay to any employees; provided, however, that Buyer will assume and be responsible for any accrued and unused vacation time and sick time owed to the Hired Employees to the extent included in the Net Amount of the Working Capital Assets;

(g)           Any Liabilities resulting from any action, suit, proceeding, order, judgment, decree or investigation of Seller or the Subject Business, whether or not arising out of or related to the conduct of the Subject Business, prior to the Closing Date;

(h)           any Liabilities of Seller which may be owed to any agent, broker, finder or investment or commercial banker as a result of the transactions contemplated by this Agreement;

(i)            any Liabilities related to or arising from Seller’s Contract with Dataradio Corporation or claims by Dataradio Corporation that Seller has breached and defaulted under such Contract; and

(j)            any Liabilities to Zoll Data Systems, Inc., a Delaware corporation (“Zoll”) or its Affiliates, including Liabilities and obligations pursuant to the Asset Purchase Agreement, dated May 22, 2007, between Seller and Zoll.

Except for the Assumed Liabilities expressly set forth in Section 2.3 hereof, Seller shall forever defend, indemnify and hold harmless Buyer from and against any and all Liabilities or obligations, losses, claims, damages (including incidental and consequential damages), costs and expenses (including court costs and reasonable attorneys’ fees) related to or arising from the Subject Business prior to the Closing Date.

2.5                               BIO-key License

Seller hereby grants Buyer, for a period of ninety (90) days from and after the Closing, a non-exclusive, royalty-free right and license to use, in connection with Buyer’s ownership of the Purchased Assets and operation of the Subject Business, the trademark “BIO-key” on any and all packaging, brochures or other materials included within the Purchased Assets on which such trademark appears as of the Closing, only in the same style and manner in which the trademark was used by the Subject Business prior to Closing and only to identify those unmodified products offered by the Subject Business prior to Closing.  All goodwill resulting from the use of the “BIO-key” trademark shall inure to the benefit of Seller.  After such ninety (90) day period, Buyer shall, at its sole cost and expense, remove, obliterate, cover or replace, as appropriate, all packaging, brochures or other materials containing any Trademarks or other indicia of origin of Seller or any of its Affiliates.  From and after the Closing, Buyer shall be entitled to designate itself as the successor to Seller with respect to the Software Products and the Subject Business.

2.6                               Purchase Price

The consideration to be paid by Buyer to Seller for the Purchased Assets, the Warrant and the license granted pursuant to Section 2.5 (the “Purchase Price”) shall be Eleven Million Dollars ($11,000,000), consisting of the Closing Cash Payment, as adjusted in accordance with Section 2.8(a) hereof, and the Buyer Note.  On the Closing Date, Buyer shall (i) pay the Closing Cash Payment, as adjusted in accordance with Section 2.8(a), to Seller by wire transfer, and (ii) deliver the Buyer Note to Seller.  Buyer and Seller shall execute and deliver a General Assignment, Bill of Sale and Assumption of Liabilities, in substantially the form attached hereto as Exhibit D (the “General Assignment”, as well as the other Transaction Documents and Closing deliveries contemplated by Article VI of this Agreement.

2.7                               Closing Transactions

Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Choate Hall & Stewart LLP, Two International Place, Boston, Massachusetts, at 10:00 a.m. Eastern Time on the second Business Day following the satisfaction or waiver of all conditions of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Seller may mutually determine (the “Closing Date”).  All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of the close of business on such date.

2.8                               Adjustments to Purchase Price

(a)                                  Estimated Closing Statement.  At least three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer (i) Seller’s good faith written estimates in reasonable detail of each of the components of the Net Amount of the Working Capital Assets as of the close of business on the Closing Date, including an estimate of the Service Contracts Adjustment Amount as of the close of business on the Closing Date, the Closing Cash Payment and the Purchase Price (the “Estimated Closing Statement”) and (ii) supporting work papers used in preparing such calculations.  The Estimated Closing Statement shall be calculated in accordance with GAAP, and shall be reasonably acceptable to Buyer.  The Estimated Closing Statement shall be prepared in a manner consistent with the preparation of the sample calculations of the Net Amount of the Working Capital Assets, the Service Contracts Adjustment Amount, the Closing Cash Payment and the Purchase Price as of June 30, 2009, attached hereto as Schedule 2.8;

(b)                                 Closing Statement.  Promptly, but in any event within thirty (30) days after the Closing, Buyer shall furnish to Seller a written statement (the “Closing Statement”) setting forth as of the Closing Date, the Assumed Liabilities, the Net Amount of the Working Capital Assets, the Service Contracts Adjustment Amount, the Closing Cash Payment and the Purchase Price.  The Closing Statement shall include the amount of each of the components of the Net Amount of the Working Capital Assets.  Unless, within the fifteen day period following Seller’s receipt of the Closing Statement, Seller delivers written notice to Buyer (the “Dispute Notice”) setting forth (in detail sufficient for Buyer to understand the nature of and basis for Seller’s dispute) any and all items of disagreement related to the Closing Statement, including the amount thereof (each, an “Item of Dispute”), the Closing Statement shall be conclusive and binding upon each of the Parties; provided, however, that the only basis on which Seller shall be permitted to submit an Item of Dispute is that such Item of Dispute was not prepared in accordance with the terms of this Agreement or the Closing Statement contains a mathematical or clerical error or errors.  After the delivery of the Closing Statement, Buyer shall cooperate with Seller in connection with its review of the Closing Statement, including providing Seller and its accountants reasonable access during business hours to materials used in the preparation of the Closing Statement.  If, for whatever reason, Buyer does not furnish the Closing Statement within thirty (30) days after the Closing, the Estimated Closing Statement shall be conclusive and binding upon each of the Parties.

(c)                                  Dispute Resolution by the Parties.  If Seller delivers a Dispute Notice to Buyer within the required fifteen day period, Buyer and Seller shall use reasonable efforts to resolve their differences concerning the Items of Dispute, and if any Item of Dispute is so resolved, the Closing Statement shall be modified as necessary to reflect such resolution.  If all Items of Dispute are so resolved, the Closing Statement (as so modified) shall be conclusive and binding on all Parties.

(d)                                 Determination by Independent Accounting Firm.  If any Item of Dispute remains unresolved for a period of thirty (30) days after Buyer’s receipt of the Dispute Notice, Buyer and Seller shall, within ten (10) days thereafter, submit the dispute to a mutually acceptable independent public accounting firm (the “Independent Accounting Firm”).  If Buyer and Seller are unable to mutually agree upon such an accounting firm within such 10-day period, then Buyer and Seller shall, within five days thereafter, each select a nationally recognized certified public accounting firm.  Within five days after their selection, those two accounting firms shall select a third nationally recognized certified public accounting firm, which third accounting firm shall act as the Independent Accounting Firm. Such third nationally recognized accounting firm shall not be an accounting firm that has performed accounting or similar services for Buyer or Seller in the past five years. Buyer and Seller shall each provide their respective calculations of the Net Amount of the Working Capital Assets and the Items of Dispute in writing to the Independent Accounting Firm and shall request that the Independent

Accounting Firm render a written determination as to each unresolved Item of Dispute, as soon as reasonably practicable, but in no event later than thirty (30) days after its retention, which determination shall be solely based on whether each such Item of Dispute was prepared in accordance with the terms of this Agreement or whether each such Item of Dispute contains a mathematical or clerical error or errors.  The Parties shall cooperate fully with the Independent Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable.  The Independent Accounting Firm’s determination as to each Item of Dispute submitted to it shall be in writing and shall be conclusive and binding upon the Parties, absent manifest error or willful misconduct, and the Closing Statement shall be modified to the extent necessary to reflect such determination.  The fees and expenses of the Independent Accounting Firm shall be paid by the Party whose calculation of the Net Amount of the Working Capital Assets is furthest from the determination rendered by the Independent Accounting Firm.

(e)                                  Adjustment.  Once all Items of Dispute are resolved, the Net Amount of the Working Capital Assets set forth on the final Closing Statement (the “Final Net Amount of the Working Capital Assets”) shall be deemed final for the purposes of this Section 2.8.

2.9                               Transfer Documents

At Closing, Seller and Buyer shall execute and deliver the General Assignment and Seller shall execute and deliver such other instruments of assignment (collectively, the “Transfer Documents”) documenting the purchase and sale of each portion of the Purchased Assets and the Assumed Liabilities to be conveyed to Buyer. The Transfer Documents shall include a Trademark Assignment (the “Trademark Assignment”) and Copyright Assignment (the “Copyright Assignment”), in substantially the forms attached hereto as Exhibits E and F, respectively, as well as a Third Party IP Licensor’s Consent and Waiver (“Third Party IP Licensor Consent and Waiver”), and the Landlord’s Consent and Waiver (“Landlord Consent and Waiver in substantially the forms attached hereto as Exhibits G and H, respectively.  Seller shall execute and deliver the Warrant and the Noncompetition Agreement (the “Noncompetition Agreement”) in the form attached hereto as Exhibit I.  Buyer shall cause the Parent Guaranty in substantially the form attached hereto as Exhibit J (the “Parent Guaranty”) and the SilkRoad Guaranty in substantially the form attached hereto as Exhibit K (the “SilkRoad Guaranty”) to be executed and delivered by each respective Guarantor.  In the event of any conflict or inconsistency between the terms and conditions of this Agreement and any Transfer Document, the terms and conditions of this Agreement shall prevail.

2.10                        Tax Allocations

Within two hundred seventy (270) days after the Closing Date, Buyer shall prepare and deliver to Seller a schedule allocating the Purchase Price (and any other items or amounts that are required for federal income tax purposes to be included in the Purchase Price), among the Purchased Assets, the Warrant and the Noncompetition Agreement under the principles of Code Section 1060 and regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) (such schedule and the allocations it contains, the “Allocation”). The Allocation shall be binding and conclusive and deemed accepted by Seller, unless Seller shall have notified Buyer in writing of any objections thereto within twenty (20) days after delivery of the Allocation, specifying in reasonable detail each item on the Allocation that Buyer disputes. Upon receipt of such objections, Buyer and Seller shall attempt in good faith to resolve such differences.  If Seller and Buyer are unable to resolve such differences, they shall submit their differences to an independent accounting firm mutually acceptable to them whose determination shall be final, binding and conclusive on the Parties. Seller and Buyer shall report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the Allocation and shall not voluntarily take a position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any governmental authority or any other proceedings). Seller and Buyer shall cooperate in the filing of any forms (including Form 8594 under Section 1060 of the Code) with respect to such Allocation, including any amendments to such forms required with respect to such Allocation.

2.11                        Transition of Subject Business

(a)                                  Following the Closing, Seller will use its commercially reasonable efforts to facilitate and assist in the transition of the Subject Business to Buyer, including (i) directing phone, e-mail and other inquiries and contacts concerning the Subject Business to Buyer, (ii) assisting Buyer in obtaining maintenance agreements and necessary consents from customers of the Subject Business (including if necessary by joining Buyer personnel in calling on such customers), (iii) providing Buyer with a written list of all on-going sales currently in process (“In-Process Sales”), such list to detail the scope, terms and contact personnel for the In-Process Sales, (iv) causing Seller’s sales personnel who are currently working on any In-Process Sales to complete such effort and close such sales (subject to Buyer reimbursing Seller for the Ordinary Course sales commissions due on such sales); and (v) making available the services of Seller’s Controller.

(b)                                 From and after the Closing, if Seller or any of its Subsidiaries or Affiliates receives or collects any funds relating to any accounts receivable of the Subject Business or any other Purchased Asset, such Person shall remit such funds to Buyer within five (5) Business Days after its receipt thereof.

(c)                                  From and after the Closing, Seller will post and maintain a link to Buyer’s website for the Subject Business on Seller’s website.

2.12                        Nonassignable Contracts

(a)                                  To the extent that the assignment of any Purchased Contract included in the Assumed Liabilities or Purchased Assets is not permitted without (i) the consent of the other party to the Purchased Contract, (ii) the approval of Buyer as a source of the products or services called for by the Purchased Contract or (iii) the approval of Buyer as a lessee, then this Agreement shall not be deemed to constitute an assignment or an attempted assignment of the same, if such assignment or attempted assignment would constitute a breach thereof.  However, unless otherwise agreed as to any particular Purchased Contract, Seller shall use its best efforts to obtain any and all such consents, approvals and novations before, if unable to do so prior to Closing, and after Closing.

(b)                                 If any necessary consent, approval or novation is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with all of the benefits and obligations under such Purchased Contract, as if such consent, approval or novation had been obtained, including subleases from Seller and, undertakings by Buyer of the work necessary to complete contracts as the agent of Seller with the understanding that Seller shall then invoice the customer for services rendered and promptly remit the amount of the receivable to Buyer.  Nothing herein shall excuse Seller from responsibility for any of its representations and warranties or covenants hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Buyer to enter into this Agreement, subject to the exceptions and limitations set forth in this Article III and the matters set forth on the Schedules, Seller hereby represents and warrants to Buyer that:

3.1                               Organization and Corporate Power

Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Seller is qualified to conduct the Subject Business in every jurisdiction in which such qualification is necessary, except where the failure to so qualify has not had or would not reasonably be expected to have a Material Adverse Effect. All jurisdictions in which Seller conducts the Subject Business and is qualified to do business are set forth on Schedule 3.1. Seller has full corporate power and authority and all licenses, permits and authorizations necessary to own and operate the Subject Business as now conducted.

3.2                               Authorization of Transactions

(a)                                  Seller has full corporate power and authority to execute and deliver this Agreement, the Warrant, the Noncompetition Agreement and each of the other Transaction Documents to which it is a party and, subject to receipt of the Seller Stockholder Approval, to consummate the transactions contemplated hereunder and thereunder and to perform each of its obligations hereunder and thereunder. The board of directors of Seller has duly approved this Agreement, the Warrant, the Noncompetition Agreement and each of the other Transaction Documents to which it is a party and has duly authorized the execution and delivery of this Agreement, the Warrant, the Noncompetition Agreement and each of the other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby. Except for the Seller Stockholder Approval and as otherwise set forth on Schedule 3.2, no other corporate proceedings on the part of Seller (including, without limitation, approval of Seller’s stockholders) are necessary to approve and authorize the execution and delivery of this Agreement, the Warrant, the Noncompetition Agreement and each of the other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been and the Warrant, the Noncompetition Agreement and each of the other Transaction Documents to which Seller is a party will be duly executed and delivered by Seller and constitute the valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(b)                                 Board Approval.  The Board of Directors of Seller has (i) determined that this Agreement, the Warrant and the other Transaction Documents are advisable and fair to and in the best interests of Seller and its stockholders, (ii) duly approved this Agreement, the Warrant and the other transactions contemplated hereby, which approval has not been rescinded or modified, (iii) resolved (subject to Section 6.2(d)) to recommend this Agreement, and the Warrant to Seller’s stockholders for approval, and (iv) directed that this Agreement and the Warrant be submitted to Seller’s stockholders for consideration in accordance with this Agreement.

(c)                                  Stockholder Approval.  Except as set forth on Schedule 3.2, the affirmative vote of a majority of the votes cast by stockholders of Seller entitled to vote thereon at the Seller’s Stockholders’ Meeting (as defined below) (provided, however, that such affirmative vote also represents over 50% in interest of all outstanding capital stock of Seller entitled to vote thereon), is the only vote of the holders of any class or series of capital stock of Seller necessary to approve this Agreement, the Warrant and the Transactions contemplated hereby (the “Seller Stockholder Approval”).

3.3                               Sufficiency of Assets

The Purchased Assets are sufficient to enable Buyer to conduct the Subject Business following the Closing in substantially the same manner as operated by Seller prior to the Closing.  Schedule 3.3 contains a complete and correct list of the depreciable assets of the Subject Business.

3.4                               Absence of Conflicts

Except as set forth on Schedule 3.4 or Schedule 3.11(e) attached hereto, the execution, delivery and performance of this Agreement, the Warrant, the Noncompetition Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby by Seller do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third-party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, (e) result in the creation of any Lien upon any of the Purchased Assets, or (f) require any authorization, consent, approval, exemption or other action by, or notice or declaration to or filing with, any third-parties, including any court or administrative or other governmental body or agency, under (i) the provisions of the certificate of incorporation or bylaws of Seller, (ii) any Purchased Contract, (iii) any law, statute, rule or regulation to which Seller is subject, (iv) any judgment, order or decree to which Seller is subject, or (v) any other contract, license, instrument or agreement to which Seller is a party or to which it, the Subject Business or the Purchased Assets are subject.

3.5                               SEC Filings; Financial Statements

(a)                                  Seller has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2007 under the Exchange Act or the Securities Act, including all such documents filed after the date hereof and prior to the Closing Date (as such documents have been amended since the time of their filing and all documents incorporated by reference therein, collectively, the “Seller SEC Documents”). None of Seller’s Subsidiaries is required to file any form, report, schedule, statement or other document with the SEC. As of their respective dates and if amended prior to the date hereof, as of the date of the last such amendment, the Seller SEC Documents (i) did not, and all documents filed by Seller with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or will be made, not misleading, and (ii) complied, and all documents filed by Seller with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will comply, in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, at such time of filing. As used in this Section 3.5, the term “file” shall be construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)                                 The balance sheet of the Subject Business, dated June 30, 2009, attached hereto as Schedule 3.5 (the “Balance Sheet”) and each of the financial statements (including in each case, any related notes thereto), contained or reflected in Seller SEC Documents, (the “Financial Statements”) (i) was, and all financial statements contained or reflected in documents filed by Seller with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will be, prepared from the books and records of Seller and its Subsidiaries; (ii) was, and all financial statements contained or reflected in documents filed by Seller with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited statements, except that such unaudited statements do not contain footnotes as permitted by Form 10-Q under the Exchange Act); (iii) complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as in effect on the date of filing; (iv) except with respect to the unaudited financial statements contained in Seller SEC Documents filed on Form 10-Q under the Exchange Act, was accompanied by reports (qualified to the extent set forth therein) from the independent auditor opining on the same as to the financial statements contained therein; and (v) fairly presents, and all financial statements contained or reflected in documents filed by Seller with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will fairly present, in all material respects, the consolidated financial position of Seller and its Subsidiaries as of their respective dates and the consolidated results of their respective operations and cash flows for the periods indicated therein, except that the unaudited interim financial statements were or will be subject to normal year end audit adjustments which were not and will not be expected to be material in the aggregate.

(c)                                  Neither Seller nor, to the Knowledge of Seller, any of its auditors, accountants or representatives, has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the Knowledge of Seller, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or its internal accounting controls, including any material complaint, allegation, assertion or claim that Seller has engaged in questionable accounting or auditing practices.

3.6                               Capitalization.

(a)                                  Capital Stock.  The authorized capital stock of Seller consists solely of 170,000,000 shares of Common Stock, par value $.0001 per share (the “Common Stock”), and 5,000,000 shares of Preferred Stock, par value $.0001 per share (the “Preferred Stock”), of which (i) 100,000 shares have been designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”), (ii) 1,000,000 shares have been designated Series B Convertible Preferred Stock (the “Series B Preferred Stock”), and (iii) 600,000 shares have been designated Series C Convertible Preferred Stock (the “Series C Preferred Stock”).  As of the date of this Agreement, [                        ] shares of Common Stock are issued and outstanding, 30,557 shares of Series A Preferred Stock are issued and outstanding, 970,612 shares of Series B Preferred Stock are issued and outstanding, and 592,032 shares of Series C Preferred Stock are issued and outstanding.  No shares of Common Stock or Preferred Stock are held in treasury by Seller and its Subsidiaries.  All issued and outstanding shares of Common Stock and Preferred Stock have been, and all shares of Common Stock issued pursuant to the Warrant will be, duly authorized and validly issued, fully paid and nonassessable, and are not subject to preemptive rights created by Applicable Law, Seller’s certificate of incorporation or any Contract to which Seller is a party or by which it is bound.

(b)                                 Stock Options, Purchase Plans, Restricted Stock Units and Convertible Securities.  As of the date of this Agreement, [                    ] shares of Common Stock are subject to issuance pursuant to outstanding options under the Seller’s stock incentive plans (the “Seller Options”), and [                  ] shares of Common Stock are subject to issuance pursuant to outstanding options outside of the Seller’s stock incentive plans.  [                  ] shares of Common Stock are reserved for future issuance under the Seller’s stock incentive plans (excluding shares subject to issuance pursuant to Seller Options).  [                    ] shares of Common Stock are subject to issuance pursuant to outstanding warrants of Seller (the “Seller Warrants”), and [                        ]  shares are reserved for issuance upon conversion of the outstanding Preferred Stock.  As of the Closing Date, Eight Million (8,000,000) shares of Common Stock will be reserved for issuance under the Warrant.  All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.  There are no outstanding or authorized stock appreciation, profit participation (other than Seller bonus plans), “phantom stock”, or other similar plans or Contracts with respect to Seller or any of its Subsidiaries.

(c)                                  No Other Rights.  Except for the Preferred Stock, the Seller Options, the Seller Warrants and as otherwise set forth in Section 3.6(b) or Schedule 3.6(c), there are no options, warrants, convertible or exchangeable, securities, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts (to which Seller or any of its Subsidiaries is a party or by which Seller or any of its Subsidiaries is bound) outstanding to purchase or otherwise acquire any shares of capital stock of Seller or any of its Subsidiaries or any securities or debt exercisable for, convertible into or exchangeable for capital stock of Seller or any of its Subsidiaries, or obligating Seller or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, convertible or exchangeable, securities, call, right, commitment, conversion privilege or preemptive or other right or Contract.  Except as set forth on Schedule 3.6(c), the Seller’s certificate of incorporation does not provide, and neither Seller nor any of its

Subsidiaries is a party to or otherwise bound by any Contract providing, for registration rights, rights of first refusal in favor of a third party, preemptive rights, co-sale rights, antidilution rights, redemption rights or other similar rights or other restrictions applicable to any outstanding securities of Seller or its Subsidiaries.  Neither Seller nor any of its Subsidiaries is a party to or otherwise bound by any Contract (including any voting agreement), voting trust or proxy, other than proxies to be submitted in connection with the Seller Stockholders’ Meeting) regarding the voting of any outstanding securities of Seller or its Subsidiaries.

3.7                               Absence of Undisclosed Liabilities

There are no Liabilities of the Subject Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a Liability, other than (i) Liabilities reflected on the Balance Sheet, (ii) incurred in the Ordinary Course of business since the date of the Balance Sheet, (iii) express warranty obligations and maintenance obligations specifically set forth in the Service Contracts or (iv) obligations set forth in the Purchased Contracts (excluding for purposes of this Subsection (iv), the Service Contracts).

3.8                               Absence of Certain Changes

(a)                                  Seller does not have any Knowledge of any development or threatened action that may have a Material Adverse Effect on the continued operation of the Subject Business or the Purchased Assets.

(b)                                 Since January 1, 2009, with respect to the Subject Business or the Purchased Assets, there has not been:

(i)                                     any operation of Seller out of the Ordinary Course of business or any change in the financial condition of the Subject Business or the Purchased Assets, which change, by itself or in conjunction with all other such changes, whether or not arising in the Ordinary Course of business, is likely to have a Material Adverse Effect with respect to the Subject Business or the Purchased Assets;

(ii)                                  any purchase, sale, license or other disposition, or, except for the Letter of Intent, any agreement or other arrangement for the purchase, sale, license or other disposition, of any part of the Subject Business or the Purchased Assets, other than purchases in the Ordinary Course of business;

(iii)                               any increase in the salary, bonus, or other compensation payable to any Hired Employee, except as set forth on Schedule 3.15; and

(iv)                              any agreement, arrangement or understanding, whether in writing or otherwise, for Seller to take any of the actions specified in paragraphs (i) through (iii) above.

3.9                               Title to Properties

Seller owns good and marketable title, free and clear of all Liens, to all of the Purchased Assets.

3.10                        Payment of Taxes

Within the times and in the manner prescribed by law, Seller has filed all Tax Returns required to be filed by it and has paid all Taxes due and payable by it, except such as are being contested in good faith. No Tax due and owing by Seller on account of business transacted by Seller prior to the Closing Date will become a Lien on the Purchased Assets nor shall Buyer have any Liability therefor.

3.11                        Contracts and Commitments

(a)                                  Schedule 3.11(a) attached hereto contains an accurate and complete list of all Contracts related to the Subject Business and meeting any of the descriptions set forth below to which Seller or any Subsidiary is a party or bound or by which any of the Purchased Assets are subject or bound, or pursuant to which Seller or any Subsidiary is a beneficiary (the “Purchased Contracts”):

(i)                                     Contracts obligating Seller to pay, as guarantor or otherwise, any indebtedness or in any way creating any Lien on any of the Purchased Assets;

(ii)                                  Licenses In, Licenses Out or royalty Contracts;

(iii)                               Management, consulting or advisory Contracts;

(iv)                              Contracts for the purchase or sale of supplies or products or for the furnishing or receipt of services which has a minimum duration of one year or more or involves a sum in excess of $25,000, in each case to the extent any such Contract is not terminable by Seller without the payment of any fee or other amount on no more than thirty (30) days notice;

(v)                                 Contracts limiting the freedom of Seller, or that would limit the freedom of Buyer after the Closing Date, to freely engage in any line of business or with any Person anywhere in the world;

(vi)                              Contracts relating to the distribution, marketing, advertising or sales of the Software Products, including Contracts with sales representatives or agents;

(vii)                           Contracts pursuant to which Seller subcontracts work to third-parties;

(viii)                        power of attorney;

(ix)                                Contracts relating to the acquisition or sale of any portion of the Subject Business or the Software Products;

(x)                                   any employment Contract or severance agreement with any Hired Employee;

(xi)                                any Service Contract with an aggregate amount payable in excess of $10,000;

(xii)                             the Real Estate Lease; or

(xiii)                          other Contracts material to the Subject Business.

(b)                                 Seller has made available to Buyer complete and correct copies of each Purchased Contract, together with all amendments, waivers and other changes thereto, and a complete and correct description of all material terms of all oral Purchased Contracts. No Purchased Contract has been canceled or, to Seller’s Knowledge, breached by the other party, and Seller has no Knowledge of any planned breach by any other party to any Purchased Contract.  Since December 31, 2008, to Seller’s Knowledge, except as set forth on Schedule 3.11(b), no customer, supplier or distributor of the Subject Business has indicated in writing or orally to Seller that it intends to stop or materially decrease the rate of business done with Seller or that it desires to renegotiate its Contract with Seller or that it would not do business with Buyer.  Seller has performed all obligations required to be performed by it in connection with the Purchased Contracts and is not in default under or in breach of any Purchased Contract, and no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in a default or breach thereunder.  Each Purchased Contract is legal, valid, binding, enforceable subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity and in full force and effect and, subject to Section 2.12, will continue as such following the consummation of the transactions contemplated hereby.

(c)                                  All Software Products have been sold pursuant to Seller’s standard End User License Agreement in the form attached to Schedule 3.11(c), with no material modification to the terms thereof, including terms relating to Seller’s right to assign such End User License Agreement.

(d)                                 To Seller’s Knowledge, there is no reason to believe that Buyer will be unable (i) to obtain, on monetary terms consistent with those currently in effect with Seller, a written maintenance agreement with any customer of the Subject Business who is not currently a party to a written Service Contract, and (ii) to the extent necessary, to obtain, without the payment or provision by Buyer of any sums or inducements, written consents to any transfer of the customer relationship as contemplated hereby.

(e)                                  Schedule 3.11(e) sets forth a complete and correct list of each Purchased Contract that requires a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement.

3.12                        Seller Intellectual Property Assets

(a)                                  Schedule 3.12(a) contains a complete and correct list of all material Seller Intellectual Property Assets, including a list of all (i) registered or applied for Patents, registered and material unregistered Trademarks and registered and material unregistered Copyrights, (ii) licenses, sublicenses or other agreements under which Seller is granted rights by others in Seller Intellectual Property Assets (“Licenses In”) (other than commercial off-the-shelf software that is made generally available for a total cost of less than $5,000), and (iii) licenses, sublicenses or other agreements under which Seller has granted rights to others in Seller Intellectual Property Assets (“Licenses Out”), all of which have been made available for review by the Buyer prior to the date hereof.  Except as set forth on Schedule 3.12(a), all Licenses Out have been made on the terms and conditions of Seller’s End User License Agreement.

(b)                                 Seller exclusively owns the Seller Intellectual Property Assets free and clear of all Liens, claims, encumbrances or licenses, or has the valid right to use the Seller Intellectual Property Assets pursuant to the Licenses In set forth in Schedule 3.12(a).

(c)                                  All Seller Intellectual Property Assets are valid and enforceable.  All Seller Intellectual Property Assets owned by Seller that have been issued by, or registered, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, are currently in compliance with formal legal requirements (including, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications).

(d)                                 No Seller Intellectual Property Assets owned by Seller that have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world is subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(e)                                  To the Knowledge of Seller, there are no pending or, threatened claims against Seller or any of its employees alleging that any of the operation of the Subject Business or any activity by Seller, or use of any Intellectual Property Asset or Software Product infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property Asset (“Third-Party Intellectual Property Assets”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property Assets of any Person or entity or that any of Seller Intellectual Property Assets is invalid or unenforceable.

(f)                                    Neither the Seller Intellectual Property Assets, nor the operation of the Subject Business, nor any activity by Seller, nor manufacture, use, importation, offer for sale and/or sale of any Software Product (i) infringes or violates (or in the past infringed or violated) any third-party Copyright or (ii) constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any third-party Trade Secret; or (iii) to the Knowledge of Seller, infringes or violates any third-party Patent.

(g)                                 All former and current employees, consultants and contractors of Seller involved in the development of any Software Product or other Seller Intellectual Property Assets purported to be owned by Seller have executed written instruments with Seller that assign to Seller all rights, title and interest in and to any and all Intellectual Property Assets relating thereto possessed by such employees, consultants or contractors during the tenure of their employment or contract with Seller, except as may have been specifically identified in writing and disclaimed in such agreements.

(h)                                 To the Knowledge of Seller, No third party is infringing upon or otherwise materially violating any rights in any Seller Intellectual Property Assets or any Seller’s Licenses In.

(i)                                     Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets that are part of the Seller Intellectual Property Assets, including requiring each Seller employee and consultant and any other Person with access to such Trade Secrets to execute a binding confidentiality agreement, correct and complete copies of which have been made available for review by the Buyer.  To the Knowledge of Seller, there has not been any breach by any party of such confidentiality agreements.

(j)                                     Neither Seller’s entry into this Agreement nor the performance of its obligations contemplated hereby shall (1) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any License In, (2) materially impair the right to Use any Seller Intellectual Property Asset or portion thereof as currently Used in the conduct of the Subject Business, or (3) cause any royalties fees or other payments to become payable to any third person as a result of the Use of any Seller Intellectual Property Asset which would not have been due and payable had the transaction not occurred or cause any existing obligations to pay such royalties, fees or other payments to increase, where such increase would not have been due had the transaction not occurred.

(k)                                  Schedule 3.12(k) contains a complete and correct list of all Contracts expressly granting any third party rights to any Seller Intellectual Property Assets.

(l)                                     No event has occurred, and no circumstance or condition exists, that has resulted in or would reasonably be expected to result in the release by Seller or any escrow agent to any third party of any Source Code.

(m)                               Schedule 3.12(m) contains a complete and correct list of Contracts with any Governmental Authority, pursuant to which Source Code, computer software programs or applications owned or co-owned by Seller were developed or co-developed and licensed and/or assigned to Seller.

(n)                                 Seller is in compliance with all material obligations pursuant to any License In.

3.13                        Litigation; Proceedings

Except as set forth on Schedule 3.13, there are no actions, suits, proceedings, orders, judgments, decrees or investigations pending or, to Seller’s Knowledge, threatened against or affecting the Subject Business or any Purchased Asset at law or in equity, or before or by any Governmental Authority and to the Knowledge of Seller there is no basis known for any of the foregoing. Neither the Subject Business nor any Purchased Asset is subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to Seller’s Knowledge, any governmental investigations or inquiries; and, to Seller’s Knowledge, there is no valid basis for any of the foregoing. Neither the Subject Business nor any of the Purchased Assets are subject to any outstanding order, judgment or decree issued by any Governmental Authority.

3.14                        Governmental Permits

Schedule 3.14 sets forth a complete and correct list of all Governmental Permits owned, held or used by Seller or a Subsidiary in connection with the Subject Business.  Seller owns or possesses all right, title and interest in and to all Governmental Permits or other similar rights which are necessary to conduct the Subject Business as presently conducted. Seller is in compliance with the terms and conditions of all Governmental Permits. No loss or expiration of any Governmental Permit is pending or, to Seller’s Knowledge, threatened (including as a result of the transactions contemplated hereby). The consummation of the transactions contemplated by this Agreement will not require any consent, renewal or notice with respect to any Governmental Permit.

3.15                        Employees

(a)                                  Schedule 3.15 contains a complete and correct list of all Hired Employees, describing for each such employee the position or title, whether classified as exempt or non-exempt for wage and hour purposes and, if exempt, the type of exemption relied upon, annual base salary, whether paid on a salary, hourly or commission basis and the average scheduled hours per week, bonus potential, date of hire, business location, status (i.e., active or inactive and, if inactive, the type of leave and estimated duration) and the total amount of bonus, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby. To the Knowledge of Seller, no Hired Employee has expressed any plans to terminate his or her employment or service arrangement with Seller.

(b)                                 None of the Hired Employees are represented by any union or subject to any collective bargaining agreement and no such employees have engaged in any such organizational activities. Seller has experienced no labor trouble and no Hired Employee has brought or asserted any claim of unfair labor practices involving Seller.

(c)                                  No representative of Seller has made any representation, promise or guarantee, express or implied, to any of its employees regarding (i) whether Buyer intends to retain or offer to retain such individual, or (ii) the terms and conditions on which Buyer may retain or offer to retain such individual.

(d)                                 Seller has either paid in full all expense reimbursement claims of all Hired Employees as of the date hereof or obtained releases from all Hired Employees with respect to any claims therefor.

3.16                        Insurance

The Purchased Assets are insured to the extent disclosed on Schedule 3.16 and all other material insurance policies and arrangements of Seller are disclosed in said Schedule. Seller’s worker’s compensation insurance complies with applicable statutory requirements as to the amount of such coverage.  Schedule 3.16 sets forth, with respect to the Subject Business, a list of all pending claims and the claims history for Seller and its Subsidiaries during the current year and the preceding three (3) years (including with respect to insurance obtained but not currently maintained).

3.17                        Affiliate Transactions

None of the Purchased Contracts are between Seller and any officer, director, stockholder, family member or Affiliate of any such Person (“Interested Person”). No Interested Person has any material direct or indirect interest in any entity that does business with Seller relating to the Subject Business or has any direct or indirect interest in any Purchased Asset or in any property, asset or right that is used in the conduct of the Subject Business.

3.18                        Compliance with Laws

Neither Seller nor any of its Affiliates has received notice regarding any violation of, conflict with or failure to conduct the subject Business in compliance with any Applicable Law.  To Seller’s Knowledge, no investigation or review of Seller or the Subject Business by any Governmental Authority is pending or threatened.

3.19                        Governmental Authorities and Consents

Seller is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery by it of this Agreement and the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except such filings and notices as may be required under applicable securities laws.  Except as set forth on Schedule 3.19, no consent, approval or authorization of any Governmental Authority is required to be obtained by Seller in connection with its execution, delivery and performance of this Agreement, the Warrant or the other Transaction Documents to which it is a party or the transactions contemplated hereby or thereby.

3.20                        Product Warranties

Each Software Product sold, licensed or delivered by Seller has conformed with and satisfied all applicable contractual commitments that were scheduled or required to be performed prior to the Closing Date and all applicable express warranties as of the Closing Date. Except for Ordinary Course express warranty claims under the Purchased Contracts and Ordinary Course obligation to provide maintenance under maintenance agreements constituting a portion of the Purchased Contracts, Seller does not have any Liability or obligation (and, to Seller’s Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any Liability or obligation) for replacement, modification or repair of any Software Products or other damages in connection therewith. No Software Product is subject to any guaranty, warranty, or other indemnity other than expressly set forth under the Purchased Contracts.

3.21                        Environmental Matters.  The operations of the Subject Business are, and at all times have been, in material compliance with all applicable Environmental Laws, including possession of and compliance with the terms of all Governmental Permits required by Environmental Laws.  There are no pending or, to the Knowledge of Seller, threatened, suits, actions, investigations or proceedings under or pursuant to Environmental Laws against Seller or involving any real property currently or, to the Knowledge of Seller, formerly owned, operated or leased or other sites at which Hazardous Materials were disposed of, or allegedly disposed of, by Seller. To Seller’s Knowledge, Seller has received no written allegations of any Liabilities under any Environment Law, Seller has no Knowledge of any pending or threatened such allegations, and Seller has not generated, transported, treated, stored, installed, disposed of or released any Hazardous Materials in violation of, or in a manner that would reasonably be expected to give rise to liability to Seller under, any Environmental Laws.

3.22                        Broker’s Fees

No broker, investment banker, financial advisor or other Person, other than Kaufman Bros., L.P., whose fees and expenses shall be paid by Seller, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.  Seller has received the opinion of its financial advisor, Kaufman Bros., L.P., to the effect that, as of such date and based on and subject to the matters set forth in the opinion, the Purchase Price is fair, from a financial point of view, to Seller.

3.23                        Disclosure

None of this Agreement, the Warrant or the other Transaction Documents to which Seller is a party contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein, not misleading in light of the circumstances in which they were made.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH OF THE PARTIES HERETO THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE III, SELLER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO ITSELF, THE SUBJECT BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES TRANSFERRED TO BUYER PURSUANT TO THE TERMS OF THIS AGREEMENT, AND SELLER EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, CONDITION OR FITNESS FOR A PARTICULAR PURPOSE OR ORDINARY PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO VALUE.

3.24                        Accounts Receivable.  All outstanding accounts and notes receivable with respect to the Subject Business reflected on the Financial Statements are, and in the Final Net Amount of the Working Capital Assets will be, due and valid claims against account debtors for goods or services delivered or rendered subject to no defenses, offsets or counterclaims, except as reserved against on the Financial Statements or the Final Net Amount of the Working Capital Assets, as the case may be.  All such receivables arose in the Ordinary Course of business.  No such receivables are subject to prior assignment, claim, lien or security interest.  Seller has not incurred any liabilities to customers for discounts, returns, promotional allowances or otherwise, except to the extent of the reserves therefor reflected on the Financial Statements or the Final Net Amount of the Working Capital Assets.  Neither Seller nor any Subsidiary has any liability for any refunds, allowances or returns in respect of products manufactured, processed, distributed, shipped or sold by or for the account of Seller or any Subsidiary on or prior to the Closing Date, except to the extent of the reserves therefor reflected on the Financial Statement or the Final Net

Amount of the Working Capital Assets.  Schedule 3.24 contains a complete and correct list of the names and addresses of all banks and financial institutions in which Seller has an account, lock box or other arrangement for the collection of accounts receivable with the names of all persons authorized to draw thereon or with access thereto.

3.25                        Software and Information Systems.

(a)                                  Schedule 3.25(a) sets forth a complete and correct list of all (i) material Software that is owned by Seller and used or distributed in the operation of the Subject Business (the “Seller Software”); (ii) Software that is licensed to Seller and used in the operation of the Subject Business, the licensor of such Software, (iii) the Software Products, and (iv) any material pending Software development projects currently in planning by the Subject Business, together with a description of such projects and the stage of their development.

(b)                                 Except as set forth in Schedule 3.25(b), (i) the Seller Software is not subject to any transfer, assignment, source code escrow agreement, or license reversion,; (ii) Seller has not granted any other current future or conditional rights, licenses or interests in or to the Source Code used or included in any Software Product; (iii) Seller has not provided or disclosed the Source Code of any Software Product to any Person or entity, except where such Source Code is, by its nature, not normally obfuscated or compiled prior to the distribution of the Software Product; (iv) Seller has maintained and protected the Seller Software with appropriate proprietary notices (including notice of ownership), confidentiality and non-disclosure agreements and such other measures as are normally used in the industry; (v) the Software is protectable under applicable copyright law and has not been forfeited to the public domain and has been registered with the United States Copyright Office or is eligible for registration.

(c)                                  Seller’s rights in the Seller Software are free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others and there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing, sale, resale or promotion of the Software between Seller and any other person.

(d)                                 Seller has received no notice of any violation of patent, trade secret rights, copyrights or other proprietary rights with respect to any Seller Software and knows of no basis therefor.

(e)                                  Seller has taken commercially reasonably steps to assure that the Software contains no timer, virus, copy protection device, disabling code, clock, counter or other limiting design or routine that causes the Software (or any operation thereof) or become erased, inoperable, impaired, or otherwise incapable of being used in the full manner for which it was contemplated for use.

(f)                                    Except as set forth in Schedule 3.25, none of the Software Products contain or are derived from any Public Software.  Except as set forth in Schedule 3.25, none of the Software Products contain any third-party software.

(g)                                 The incorporation, linking, calling or other use in or by any such Software Product of any third-party software does not obligate Seller to disclose, make available, offer or deliver any portion of the source code of any Software Product or component thereof to any third-party.  To Seller’s Knowledge, no third party has any claim to the Source Code by virtue of the incorporation, linking, calling or other use in or by any such Software Product of any third-party Software.

(h)                                 Seller has not collected or used any personally identifiable information in violation of any applicable statute or regulation in any United States jurisdiction or in violation of its privacy policy (if any) relating to the collection, storage, use and onward transfer of all personally identifiable information.

(i)                                     Seller holds all material product (including Software Product) registrations, accreditations and other certifications required for the conduct of the Subject Business (all of such registrations, accreditations and certifications being referred to herein as “Product Certifications”). Seller is in compliance in all material respects with the terms and conditions of all such Product Certifications and, to Seller’s Knowledge, no written notices have been received by Seller since January 1, 2008, alleging the failure to hold any Product Certification.  To Seller’s Knowledge, there is no reasonable basis for any present or future action rescinding any such Product Certifications and no loss or expiration of any such Product Certifications is reasonably foreseeable or has had or would reasonably be expected to have a Material Adverse Effect. All of the Product Certifications are transferable to Buyer and will be transferred by Seller to Buyer on the Closing Date.

(j)                                     As used by Seller in the Business, the Software Product comply with all applicable requirements relating to the export or re-export to those countries in which the Subject Business currently sells the Software Products.

(k)                                  Copies of all Seller Software and copies of all licenses and other agreements which are maintained by Seller with respect to Software, Source Code or Software Products shall be delivered to Buyer at or prior to Closing.

(l)                                     To Seller’s Knowledge, the Software Products perform as Seller has warranted to its customers and substantially in accordance with the Software Products’ documented specifications.

3.26                        Customers and Suppliers.  All sales contracts and orders with customers and suppliers were entered into by or on behalf of Seller in the Ordinary Course of business.  Schedule 3.26 sets forth an accurate and complete list of the 25 largest customers of the Business, determined on the basis of revenues from items sold for each of the fiscal years ended December 31, 2007 and 2008 and the six-month period ended June 30, 2009.  To the Knowledge of Seller, no customer or supplier will cease to do business with Buyer after, or as a result of, the consummation of any transactions contemplated hereby.  Seller has no Knowledge of any fact, condition or event (other than possible terminations in the Ordinary Course of business) which would adversely affect its relationship with any customer or supplier.  Since December 31, 2008, there has been no cancellation of backlogged orders in excess of the average rate of cancellation prior to such date.

Neither Seller, nor any of its officers or employees, has, directly or indirectly, given or agreed to give any rebate, gift or similar benefit to any supplier, customer, distributor, broker,

governmental employee or other person, who was, is or may be in a position to help or hinder the business (or assist in connection with any actual or proposed transaction) which could reasonably be expected to subject Seller or Buyer to any damage or penalty in any civil, criminal or governmental litigation or proceeding or which would have a Material Adverse Effect on the Business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Seller to enter into this Agreement, subject to the exceptions and limitations set forth in this Article IV and the matters set forth on the Schedules, Buyer hereby represents and warrants to Seller that:

4.1                               Organization and Good Standing

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and all licenses, permits and authorization necessary to own and operate its business. Buyer is duly qualified in each jurisdiction in which the ownership of property or the conduct of its business requires such qualification, except where the failure to do so would not, individually or in the aggregate, have a material adverse effect on the business, assets, operations or financial condition of Buyer that adversely affects Buyer’s ability to consummate the transactions contemplated by this Agreement.

4.2                               Corporate Authorization

Buyer has full corporate power and authority to execute and deliver this Agreement, the Buyer Note and each of the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereunder and thereunder and to perform each of its obligations hereunder and thereunder. The board of directors of Buyer has duly approved this Agreement, the Buyer Note and all other Transaction Documents to which it is a party and has duly authorized the execution and delivery of this Agreement, the Buyer Note and all other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of Buyer (including, without limitation, approval of Buyer’s stockholders) are necessary to approve and authorize the execution and delivery of this Agreement, the Buyer Note and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement, the Buyer Note and all other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and constitute the valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

4.3          No Breach

The execution, delivery and performance by Buyer of this Agreement, the Buyer Note and all other Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third-party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, (e) result in the creation of any Lien upon any of the assets of Buyer, or (f) require any authorization, consent, approval, exemption or other action by, or notice or declaration to or filing with, any third-parties, including any court or administrative or other governmental body or agency, under (i) the provisions of the certificate of incorporation or bylaws of Buyer, (ii) any law, statute, rule or regulation to which Buyer is subject, (iii) any judgment, order or decree to which Buyer is subject, or (iv) any other contract, license, instrument or agreement to which Buyer is a party or to which it is subject.

4.4          Financial Information.  Buyer has delivered to Seller (a) the unaudited, consolidated balance sheet of Parent and its Subsidiaries as at December 31, 2007 and 2008, and the unaudited, consolidated statements of cash flows, income and stockholders’ equity for the fiscal years then ended and (b) the unaudited, consolidated balance sheet of Parent and its Subsidiaries as at June 30, 2009 and the unaudited, consolidated statements of cash flows, income and stockholders’ equity of Parent and its Subsidiaries for the six-month period then ended (collectively, the “Parent Financial Statements”).  Buyer has also delivered to Seller (a) the unaudited, consolidated balance sheet of SilkRoad as at December 31, 2007 and 2008, and the unaudited, consolidated statements of cash flows, income and stockholders’ equity for the fiscal years then ended and (b) the unaudited, consolidated balance sheet of SilkRoad as at June 30, 2009 and the unaudited, consolidated statements of cash flows, income and stockholders’ equity of SilkRoad for the six-month period then ended (collectively, the “SilkRoad Financial Statements,” and together with the Parent Financial Statements, the “Guarantor Financial Statements”).  The Guarantor Financial Statements and the notes thereto, if any, (i) are complete and accurate in all material respects and fairly present the financial condition of each respective Guarantor (and, in the case of Parent, its Subsidiaries) at the respective dates thereof and the results of operations for the periods then ended, and (ii) were prepared in accordance with the books and records of each respective Guarantor (and, in the case of Parent, its Subsidiaries) in conformity with GAAP, except for the omission of footnotes and normal year-end adjustments which are not, individually and in the aggregate, material.  None of the Guarantor Financial Statements contains any material, non-recurring items, except as expressly set forth therein.

4.5          Litigation; Proceedings

There are no actions, suits, proceedings, orders, judgments, decrees or investigations pending or, to Buyer’s knowledge, threatened against or affecting Buyer at law or in equity, or before or by any Governmental Authority and to the knowledge of Buyer there is no basis known for any of the foregoing.  Buyer is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to Buyer’s knowledge, any governmental investigations or inquiries; and, to Buyer’s knowledge, there is no valid basis for any of the foregoing.  The

Buyer is not subject to any outstanding order, judgment or decree issued by any Governmental Authority.

4.6          Availability of Funds

Buyer has sufficient cash available to enable it to consummate the transactions contemplated by this Agreement (including performing its obligations under the Buyer Note), to operate the Subject Business for the reasonably foreseeable future, to satisfy the Assumed Liabilities and to meet the financial obligations under the Purchased Contracts that Buyer is assuming as such obligations are presently known or reasonably anticipated.

4.7          Broker’s Fees

Any liability or obligation on the part of the Buyer to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement shall be paid by Buyer.

4.8          Disclosure

None of this Agreement, the Buyer Note or the other Transaction Documents to which Buyer is a party contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein, not misleading in light of the circumstances in which they were made.

4.9          Inspections; No Other Representations

Buyer is an informed and sophisticated purchaser experienced in the evaluation and purchase of assets such as the Subject Business.  Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.  Buyer agrees, subject to the express terms hereof, to accept the Purchased Assets and assume the Assumed Liabilities in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, other than those expressly set forth in this Agreement.  Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, Buyer acknowledges that Seller makes no representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or Purchased Assets or the future business and operations thereof or any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Business or the Purchased Assets or the businesses or operations thereof.

ARTICLE V

COVENANTS

5.1          Conduct of Business

Seller agrees that, between the date hereof and the Closing, except as set forth in Schedule 5.1 or as expressly provided by any other provision of this Agreement, or unless Buyer shall otherwise agree in advance in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), Seller shall, and shall cause each of its Subsidiaries to, (i) conduct its operations in all material respects only in the Ordinary Course of the Subject Business, (ii) pay or perform the Liabilities of the Subject Business when due, (iii) use its reasonable best efforts to keep available the services of the key employees and key consultants of Seller and each of its Subsidiaries and to preserve the current relationships with customers, suppliers and other Persons as are reasonably necessary in order to preserve substantially intact the Subject Business.  In addition, without limiting the foregoing, except (x) as set forth in Schedule 5.1, or (y) as expressly provided by any other provision of this Agreement, Seller shall not and shall not permit any of its Subsidiaries, nor any of its or its Subsidiaries’ officers, directors or employees, Affiliates or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its respective Subsidiaries, to (unless required by Applicable Law), between the date of this Agreement and the Closing, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)           sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any of the Purchased Assets, except in the Ordinary Course of business;

(b)           enter into any agreement with respect to the voting of the capital stock of Seller;

(c)           increase the compensation, severance benefits or perquisites payable or to become payable to any Hired Employee;

(d)           modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which Seller is a party and which relates to a business combination involving the Subject Business;

(e)           take any action that is intended to result in any of the conditions to the transactions contemplated hereby set forth in Sections 6.1 and 6.2 not being satisfied;

(f)            take any action that is reasonably likely to cause a delay in the convening of the Seller Stockholder Meeting; or

(g)           authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

5.2          No Solicitation

(a)           Alternative Transaction.  Seller shall not and shall not permit any of its Subsidiaries to, nor authorize or permit any of its or its Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its respective Subsidiaries to, directly, or indirectly, (i) solicit, initiate or encourage, or take any other action to knowingly facilitate, induce or encourage any inquiries with respect to, or the making, submission or announcement of, any Alternative Transaction Proposal, (ii) participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, or otherwise cooperate in any way with or knowingly facilitate any effort or attempt to make or implement any Alternative Transaction Proposal (except to disclose the existence of this Agreement and the terms hereof or as specifically permitted by Section 5.2(c)), (iii) approve, endorse or recommend any Alternative Transaction (except as specifically permitted by Section 5.2(d)), or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any Alternative Transaction Proposal (except a confidentiality agreement contemplated by Section 5.2(c)(i)).  Seller will immediately cease, and will cause its officers, directors and employees and instruct any investment banker, financial adviser, attorney, accountant or other representative retained by it to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Alternative Transaction Proposal, and will use its commercially reasonable efforts to enforce, and will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which Seller is a party relating to an Alternative Transaction Proposal.

(b)           Notification.  As promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry relating in any way to any Alternative Transaction Proposal, the Seller shall provide Buyer with oral and written notice of the material terms and conditions of Alternative Transaction Proposal, request or inquiry, and the identity of the Person or group making any such Alternative Transaction Proposal, request or inquiry and a copy of all written materials provided to it in connection with such Alternative Transaction Proposal, request or inquiry.  In addition, Seller shall provide Buyer as promptly as possible with all information as is reasonably necessary to keep the Buyer informed in all material respects of all oral or written communications regarding, and the status and material terms of, any Alternative Transaction Proposal, request or inquiry, and, without limitation of the other provisions of this Section 5.2, shall promptly provide to Buyer a copy of all written materials (including written materials provided by email or otherwise in electronic format) subsequently provided by or to Seller in connection with any Alternative Transaction Proposal, request or inquiry.

(c)           Superior Proposal.  Notwithstanding anything to the contrary contained in Section 5.2(a), in the event of an unsolicited, bona fide written Alternative Transaction Proposal which Seller determines to be, or to be reasonably likely to result in, a Superior Proposal, the Seller may then take the following actions (but only if and to the extent that (x) its Board of Directors concludes in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law, (y) the Seller has given the Buyer at least two Business Days prior written notice of its intention to take any of the following actions and of the identity of the Person or group making such Alternative Transaction

Proposal and the material terms and conditions of the Alternative Transaction Proposal, and (z) Seller shall not have breached in any material respect any of the provisions of this Section 5.2):

(i)            Furnish nonpublic information to the Person or group making such Alternative Transaction Proposal; provided, however, that (A) prior to furnishing any nonpublic information, it receives from such Person or group an executed confidentiality agreement containing terms at least as restrictive as the terms contained in the Confidentiality Agreement, dated as of [                  ], between the Buyer and Seller (the “Confidentiality Agreement”) and (B) contemporaneously with furnishing any nonpublic information to such Person or group, it furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously so furnished to Buyer); and

(ii)           Engage in discussions or negotiations with such Person or group with respect to Alternative Transaction Proposal.

(d)           Changes of Recommendation.  Solely in response to the receipt of an unsolicited, bona fide written Alternative Transaction Proposal which is determined to be a Superior Proposal, the Board of Directors of the Seller may make a Change of Recommendation, if all of the following conditions in clauses (i) through (v) are met:

(i)            the Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(ii)           the stockholder vote at the Seller Stockholders’ Meeting has not occurred;

(iii)          the Seller has (A) provided to Buyer three (3) Business Days’ prior written notice which shall state expressly (i) that it has received a Superior Proposal, (ii) the material terms and conditions of the Superior Proposal and the identity of the Person or group of Persons making the Superior Proposal, and (iii) that Seller intends to effect a Change of Recommendation and the manner in which it intends to do so, and (B) during the aforementioned period, if requested by Buyer, engaged in good faith negotiations to amend this Agreement in such a manner that the Alternative Transaction Proposal which was determined to be a Superior Proposal no longer is a Superior Proposal;

(iv)          the Board of Directors of the Seller has determined in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Change of Recommendation would be inconsistent with its fiduciary duties under Applicable Law; and

(v)           the Seller shall have complied in all material respects with Section 5.2(c) and shall not have breached in any material respect any of the other provisions set forth in this Section 5.2.

(e)           Tender Offer Rules.  Nothing contained in this Agreement shall prohibit the Seller or its Board of Directors from taking and disclosing to their stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that Seller shall not effect, or disclose pursuant to such rules or otherwise a position which constitutes, a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.2(d).

5.3          Preparation of Proxy Statement; Seller Stockholders’ Meeting

(a)           Proxy Statement.  As soon as reasonably practicable following the Date hereof, Seller, with cooperation by the Buyer, shall prepare and file with the SEC the Proxy Statement.  Seller shall use its commercially reasonable efforts to respond to any comments of the SEC and to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Proxy Statement is filed with the SEC, subject to compliance with the Exchange Act, including Rule 14a-6 promulgated thereunder.  Seller shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance and reservation of shares of Seller Common Stock pursuant to the Warrant, and the Buyer shall furnish all information concerning the Buyer as may be reasonably requested in connection with any such action.  If at any time prior to the Closing any information (including any Change of Recommendation) relating to Seller or the Buyer, or any of their respective Affiliates, officers or directors, should be discovered by Seller or the Buyer which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Seller.

(b)           Stockholders’ Meeting.  The Seller shall, as promptly as practicable after the Proxy Statement is filed with the SEC, subject to compliance with the Exchange Act, including Rule 14a-6 promulgated thereunder, take all action necessary in accordance with Applicable Law and the Seller Charter Documents, to duly give notice of, convene and hold the Seller Stockholders’ Meeting.  Subject to Section 5.2(d), the Seller will use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the transactions contemplated by this Agreement, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by Applicable Law to obtain such approvals.  Notwithstanding anything to the contrary contained in this Agreement, the Seller may adjourn or postpone the Seller Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on and the approval of the transactions contemplated by this Agreement, or, if, as of the time for which the Seller Stockholders’ Meeting is originally scheduled, there are insufficient shares of Seller Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting.  The Seller shall ensure that the Seller Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Seller Stockholders’ Meeting are solicited in compliance with Applicable Law.  Notwithstanding any Change of Recommendation by the Board of Directors of Seller, approval of the transactions contemplated by this Agreement shall be submitted to the Seller Stockholders at the Seller Stockholders’ Meeting, and nothing contained herein shall be deemed to relieve the Buyer or Seller of such obligations.

(c)           Board Recommendations.  Except to the extent expressly permitted by Section 5.2(d):  (i) the Board of Directors of the Seller shall recommend that its stockholders vote in favor of, the approval of the transactions contemplated by this Agreement at the Seller Stockholders’ Meeting, and (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Seller has recommended that all holders of capital stock of Seller entitled to vote thereon vote in favor of approval of the transactions contemplated by this Agreement at the Seller Stockholders’ Meeting.

5.4          Access to Information; Confidentiality

(a)           Access to Information.  Subject to the Confidentiality Agreement and Applicable Law, Seller shall, and shall cause each of its Subsidiaries to, afford Buyer and its officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access at all reasonable times on reasonable notice during the period prior to the Closing to all properties, books, contracts, commitments, personnel and records related to the Subject Business (provided, that such access shall not unreasonably interfere with the business or operations of Seller).  During such period, Seller shall, and shall cause each of its Subsidiaries to, furnish promptly to the Buyer (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning the Subject Business, its properties and personnel as Buyer may reasonably request.  No review pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

(b)           Confidentiality.  Except as otherwise provided in this Agreement, Buyer will hold and keep confidential, and will cause its respective officers and employees and will direct its accountants, counsel, financial advisors and other representatives and Affiliates to hold and keep confidential, any nonpublic information in accordance with the terms of the Confidentiality Agreement, which Confidentiality Agreement will remain in full force and effect and shall survive termination of this Agreement as provided therein.

5.5          Reasonable Efforts

(a)           Governmental and Third Party Approvals.  Each of the parties agrees to use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (1) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (2) the obtaining of all necessary consents, approvals or waivers from third parties, (3) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including promptly seeking to have any stay or temporary restraining order entered by any court or other Governmental

Authority vacated or reversed, and (4) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  Subject to Applicable Law relating to the exchange of information, the Buyer and Seller shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the Buyer or Seller, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Authority or third party in connection with the transactions contemplated by this Agreement.

(b)           Notification.  Each of the Buyer and Seller shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Authority.  In that regard, each party shall without limitation use its commercially reasonable efforts to: (1) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Authority (whether domestic, foreign or supranational) with respect to the other transactions contemplated by this Agreement, (2) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority with respect to the transactions contemplated by this Agreement, (3) to the extent practical, not participate in any meeting with any such Governmental Authority with respect to the transactions contemplated by this Agreement unless it consults with the other in advance and to the extent permitted by such Governmental Authority gives the other the opportunity to attend and participate thereat, and (4) furnish the other with such necessary information and reasonable assistance as the Buyer or Seller, as applicable, may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority.

5.6          Notification.  Seller shall give prompt notice to Buyer and Buyer shall give prompt notice to the Seller, as the case may be, if it determines that any change, event, circumstance or effect has had a Material Adverse Effect or would result in the failure of any of the conditions set forth in Article VI to be satisfied.  Notwithstanding the above, the delivery of any notice pursuant to this Section 5.6 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the transactions contemplated hereby.

5.7          Fees and Expenses.  Except as set forth in this Section 5.7, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses.  For the avoidance of doubt, Seller shall bear the costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including any SEC filing fees) and any preliminary materials related thereto.

ARTICLE VI

CONDITIONS TO CLOSING

6.1          Conditions to Each Party’s Obligation to Closing

(a)           Stockholder Approval.  The Seller Stockholder Approval shall have been obtained.

(b)           No Injunctions or Restraints.  No judgment, order, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction (collectively, “Restraints”), shall be in effect or be pending which prohibits, makes illegal or enjoins, or threatens to prohibit, make illegal or enjoin, the consummation of the transactions contemplated by this Agreement.

6.2          Conditions to Obligations of the Buyer

(a)           Representations and Warranties.  (i) The representations and warranties of Seller (except for the representations and warranties set forth in Article III) set forth herein  (A) that are qualified as to Material Adverse Effect shall be true and correct and (B) that are not so qualified as to Material Adverse Effect shall be true and correct, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent where the failure of any such representations and warranties referred to in clause (B) to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller or the Subject Business, and (ii) the representations and warranties of Seller set forth in Article III shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b)           Performance of Obligations of Seller.  Seller shall have performed, or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)           Officer’s Certificate.  The Buyer shall have received an officer’s certificate duly executed by the Chief Executive Officer of Seller to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d)           Consents Obtained.  The Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that the consents, waivers, approvals, authorizations or orders required to be obtained, and all filings to be made, by Seller shall have been obtained and made by Seller.

(e)           Material Adverse Change.  Since the date hereof, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of Seller or the Subject Business having or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Seller or the Subject Business.

(f)            Other Deliveries.  The Buyer shall have received such other certificates and instruments (including certificates of good standing of Seller in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

6.3          Conditions to Obligations of Seller

(a)           Representations and Warranties.  (i) The representations and warranties of the Buyer (except for the representations and warranties set forth in Article IV) set forth herein (A) that are qualified as to Material Adverse Effect shall be true and correct and (B) that are not so qualified as to Material Adverse Effect shall be true and correct, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent where the failure of any such representations and warranties referred to in clause (B) to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Buyer, and (ii) the representations and warranties of the Buyer set forth in Article IV shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b)           Performance of Obligations of the Buyer.  The Buyer shall have performed, or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)           Compliance Certificate.  Seller shall have received an officer’s certificate duly executed by the Chief Executive Officer of the Buyer to the effect that each of the condition set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d)           Other Deliveries.  Seller shall have received such other certificates and instruments (including certificates of good standing of Buyer in its jurisdiction of organization, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VII

Closing Deliveries

7.1          Seller’s Deliveries at Closing

At the Closing, Seller shall deliver to Buyer the following:

(a)           The Warrant;

(b)           The General Assignment;

(c)           The Patent Assignment;

(d)           The Trademark Assignment;

(e)           The Copyright Assignment;

(f)            The Third Party IP Licensor Consent and Waiver;

(g)           The Landlord Consent and Waiver;

(h)           The Noncompetition Agreement;

(i)            All material consents and approvals by third-parties to the assignment of the applicable Purchased Contracts, including those set forth on Schedule 3.19, all on terms and conditions no less favorable to Seller than those in existence as of the date hereof;

(j)            All material authorizations and approvals received and other Governmental Permits received in connection with the transfer of the Subject Business and the Purchased Assets to Buyer and the consummation of the transactions contemplated hereby;

(k)           Releases of all Liens affecting or applicable to the Subject Business or any of the Purchased Assets;

(l)            Possession of all of the Purchased Assets;

(m)          Certified copies of the Certificate of Incorporation and By-laws of Seller and the resolutions of Seller’s board of directors authorizing the execution, delivery and performance of this Agreement, the Warrant and the other Transaction Documents and approving the consummation of the transactions contemplated hereby and thereby;

(n)           Certificate of the Secretary of State of Delaware stating that Seller is in good standing; and

(o)           Such other documents or instruments as Buyer may reasonably request to effect the transactions contemplated hereby.

7.2          Buyer’s Deliveries at Closing

At the Closing, Buyer shall deliver to Seller the following:

(a)           The Closing Cash Payment as set forth in Section 2.4 hereof;

(b)           The Buyer Note;

(c)           The Parent Guaranty;

(d)           The SilkRoad Guaranty;

(e)           The General Assignment;

(f)            Certified resolutions of Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement, the Warrant and the other Transaction Documents and approving the consummation of the transactions contemplated hereby and thereby;

(g)           The Landlord Consent and Waiver; and

(h)           Such other documents or instruments as Seller may reasonably request to effect the transactions contemplated hereby.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1          Termination

(a)           by mutual written consent of the Buyer and Seller, if the Board of Directors of each so determines;

(b)           by written notice of either the Buyer or Seller (as authorized by the Board of Directors of the Buyer or Seller, as applicable):

(i)            if the Closing shall not have been consummated by January 31, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated hereby to be consummated by such date; or

(ii)           if a Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing, which order, decree, ruling or other action is final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such action;

(c)           by the Buyer (as authorized by its Board of Directors) upon a material breach of any representation, warranty, covenant or agreement of Seller set forth in this Agreement, if such breach shall be incapable of being cured or shall not have been cured in all material respects within 20 Business Days after written notice thereof shall have been received by Seller;

(d)           by Seller (as authorized by its Board of Directors) upon a material breach of any representation, warranty, covenant or agreement of the Buyer set forth in this Agreement, if such breach shall be incapable of being cured or shall not have been cured in all material respects within 20 Business Days after written notice thereof shall have been received by the Buyer;

(e)           by the Buyer (as authorized by its Board of Directors), at any time prior to Seller Stockholder Approval, if Seller, the Seller Board of Directors or any committee thereof, for any reason, shall have (i) failed to include in the Proxy Statement distributed to the Seller Stockholders its recommendation in favor of approval of the transaction contemplated by this Agreement, (ii) effected a Change of Recommendation, or (iii) approved or recommended any Alternative Transaction; or

(f)            by the Buyer, if the Seller Stockholder Approval shall not have been obtained at the Seller Stockholders’ Meeting, or at any adjournment or postponement thereof on or prior to the Outside Date.

8.2          Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (i) as set forth in Section 5.4(b), Section 5.6, this Section 8.2 and Section 8.3, as well as Article IX to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement, and (ii) that nothing herein shall relieve any party from any further liability for any willful breach of this Agreement.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3          Payments

(a)           Payment by the Buyer.  In the event that this Agreement is terminated by Seller pursuant to Section 8.1(b)(i) or Section 8.1(d), the Buyer shall promptly, but in no event later than five (5) Business Days after the date of such termination, pay Seller the Termination Fee.

(b)           Payment by Seller.  In the event that this Agreement is terminated by the Buyer pursuant to Section 8.1(b)(i), Section 8.1(c), Section 8.1(e) or Section 8.1(f), Seller shall promptly, but in no event later than ten Business Days after the date of such termination, pay the Buyer the Termination Fee.

(c)           Interest and Costs; Other Remedies.  All payments under this Section 8.3 shall be made by wire transfer of immediately available funds to an account designated by the party to receive payment.  Each of the Buyer and Seller acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party hereto would not enter into this Agreement.  Accordingly, if the Buyer or Seller, as the case may be, fails to pay in a timely manner the amounts due pursuant to this Section 8.3 and, in order to obtain such payment, the other party hereto makes a claim that results in a judgment against the party failing to pay for the amounts set forth in this Section 8.3, the party so failing to pay shall pay to the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3 at the Prime Rate on the date such payment was required to be made.  Payment of the fees described in this Section 8.3 shall be in lieu of damages incurred under this Agreement.

ARTICLE IX

INDEMNIFICATION AND RELATED MATTERS

9.1          Survival; Risk Allocation

(a)           All representations, warranties, covenants and agreements set forth in this Agreement, the other Transaction Documents or in any writing or certificate delivered in connection with this Agreement or the transactions contemplated by this Agreement shall survive the Closing Date. Notwithstanding the foregoing, no Party shall be entitled to recover for any Loss pursuant to Section 9.2(a)(i) or Section 9.2(b)(i), unless written notice of a claim thereof is delivered to the other Party prior to the Applicable Limitation Date. For purposes of this Agreement, the term “Applicable Limitation Date” shall mean the eighteen month anniversary of the Closing Date; provided, however, that the Applicable Limitation Date with respect to the following Losses shall be as follows: (i) with respect to any Loss arising from or related to a breach of the representations and warranties of Seller set forth in Section 3.9 (Taxes), the Applicable Limitation Date shall be the 60th day after expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled), (ii) with respect to any Loss arising from or related to a breach of the representations and warranties of Seller set forth in Section 3.1 (Organization and Corporate Power), Section 3.2 (Authorization of Transactions), and Section 3.8 (Title to Properties), there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive forever). Following the Closing, the exclusive remedy pursuant to this Agreement and the transactions contemplated hereby based upon the survival of such representations and warranties will be the rights to indemnification, payment of Losses and other remedies provided under this Article IX.

(b)           Notwithstanding anything in this Article IX to the contrary, in the event any Party to this Agreement perpetrates a fraud on another Party hereto, any Party that suffers any Loss by reason thereof shall be entitled to seek recovery therefor against the Person or Persons who perpetrated such fraud without regard to any limitation set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise).

(c)           The representations, warranties, covenants and agreements made herein, as modified by the Schedules, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the Parties and, accordingly, a Party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement, as modified by the Schedules, by another Party, notwithstanding whether any employee, representative or agent of the Party seeking to enforce a remedy knew or had reason to know of such breach and regardless of any investigation by such Party.

9.2          Indemnification

(a)           Subject to each of the limitations set forth in this Article IX, Seller shall indemnify Buyer and its officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Buyer Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any loss (including diminution in value), Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third-party claims (including, without limitation, interest, penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) but specifically excluding any consequential or punitive damages (other than consequential or punitive damages assessed in connection with claims brought by third-parties) (collectively, “Losses” and individually, a “Loss”) which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i)            any breach of any representation or warranty made by Seller contained in this Agreement or the Transaction Documents;

(ii)           the breach of any covenant or agreement made by Seller contained in the Transaction Documents;

(iii)          any claim for payment of fees or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby based upon any alleged agreement, arrangement or understanding between the claimant and Seller or any of its stockholders, agents or representatives;

(iv)          the assertion against any Buyer Party of any Liability relating to any Excluded Liability; or

(v)           Seller’s ownership, operation or use of the Purchased Assets and the Subject Business prior to the Closing Date (except for any Assumed Liabilities).

(b)           Subject to each of the limitations set forth in this Article IX, Buyer shall indemnify Seller and its officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse Seller Parties in respect of any Loss which any such Seller Party may suffer, sustain or become subject to, as the result of, in connection with, relating or incidental to or by virtue of:

(i)            any breach of any representation or warranty made by Buyer contained in this Agreement or the Transaction Documents;

(ii)           the breach of any covenant or agreement made by Buyer contained in this Agreement or the Transaction Documents;

(iii)          any claim for payment of fees or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby based upon any alleged agreement, arrangement or understanding between the claimant and Buyer, or any of its agents or representatives;

(iv)          the assertion against any Seller Party of any Liability relating to an Assumed Liability; or

(v)           Buyer’s ownership, operation or use of the Purchased Assets and the Subject Business from and after the Closing Date.

(c)           The indemnification provided for in Sections 9.2(a) and 9.2(b) above is subject to the following limitations:

(i)            No Party shall be liable hereunder with respect to claims referred to in Section 9.2(a)(i) or Section 9.2(b)(i) above, unless the other Party gives written notice thereof within the Applicable Limitation Date. Notwithstanding any implication to the contrary contained in this Agreement, so long as a Party delivers written notice of a claim no later than the Applicable Limitation Date, the other Party shall be required to indemnify hereunder for all Losses that such Parties may incur (subject to the Basket and the Cap, if applicable) in respect of the matters that are the subject of such claim, regardless of when incurred.

(ii)           Notwithstanding anything contained in this Agreement to the contrary (but subject to the remainder of this Section 9.2(c)(ii)), no Indemnifying Party shall be liable to the Buyer Parties or Seller Parties, as the case may be, (A) for any Loss arising under Section 9.2(a)(i) or Section 9.2(b)(i) above, unless the aggregate amount of all Losses incurred by the Buyer Parties or Seller Parties, as applicable, exceeds $75,000 (the “Basket”), in which case, subject to the Cap (as defined below), such Indemnifying Party shall be liable for all such Losses in excess of such amount, (B) for any Loss arising under Section 9.2(a)(i) or Section 9.2(b)(i) to the extent that the aggregate amount of all such Losses exceeds $2,200,000 (the “Cap”), or (C) for consequential damages, punitive or exemplary damages, special damages, lost profits or incidental damages.  Notwithstanding anything contained in this Agreement to the contrary, (x) the Basket and the Cap shall not apply with respect to any Loss arising from or related to a breach of (a) any covenants of any Party or (b) the representations and warranties set forth in Section 3.1 (Organization and Corporate Power), Section 3.2 (Authorization of Transactions), Section 3.9 (Taxes), and Section 3.8 (Title to Properties).

(iii)          In determining the amount of the Basket and any Losses for which a Party is entitled to assert a claim for indemnification hereunder, such amounts shall be determined after deducting therefrom the amount of any insurance proceeds (after giving effect to any applicable deductible or retention) and other third party recoveries in respect of such Losses.  The Parties shall use reasonable efforts to mitigate the amount of Losses for which it may be entitled to indemnification hereunder.

(d)           If a Party seeks indemnification under this Article IX, such Party (the “Indemnified Party”) shall give written notice to the other Party (the “Indemnifying Party”) promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third-party) or discovering the Liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided, however, that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its Liabilities hereunder except to the extent such failure shall have materially prejudiced the Indemnifying Party. In that regard, if any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third-party that, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to Article IX, the Indemnifying Party shall be entitled to control the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s expense, and at the Indemnifying Party’s option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense with a reputable counsel reasonably acceptable to the Indemnified Party; provided, however, that, in the event that the Indemnifying Party elects to control such defense, such Party shall be deemed to have agreed to be fully responsible (with no reservation of rights) for all Losses relating to such claims, subject to the limitations set forth in Section 9.2(c)(ii).

Notwithstanding any provision contained herein to the contrary, the Indemnifying Party shall not have the right to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if the claim over which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim to which the Indemnified Party reasonably believes an adverse determination would have a material and adverse effect on the Indemnified Party’s reputation or future business prospects, (iv) involves a claim that, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend or (v) involves a claim that is reasonably expected to result in Liability to the Indemnified Party in excess of the Cap.

The foregoing paragraph shall not apply to any third-party claim that relates to any Excluded Liabilities or Excluded Assets, over which Seller shall have exclusive control, including the right to control the defense or settlement of any such claim; provided, however, that the Buyer Parties shall be entitled to participate in the defense of any such third-party claim to the extent reasonably required to protect such Buyer Parties’ interests.

If the Indemnifying Party exercises the right to control the defense of any third-party claim as provided above, then the Indemnified Party shall have the right to employ its own counsel in any such action and to participate in the defense thereof at its own expense, unless the Indemnifying Party has specifically authorized the employment of such counsel in writing, in which case the fees and expenses of such counsel shall be borne by the Indemnifying Party. Similarly, if the Indemnified Party controls the defense of any such claim, then the Indemnifying Party shall have the right to employ its own counsel in any such action and to participate in the defense thereof at its own expense. If the Indemnified Party determines in its reasonable discretion that there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party.

In the event that the Indemnifying Party exercises the right to control the defense of any third-party claim as provided above, then the Indemnified Party shall cooperate with the Indemnifying Party in such defense. Similarly, in the event that the Indemnified Party is, directly or indirectly, controlling the defense of any such claim, then the Indemnifying Party shall cooperate with the Indemnified Party in such defense. The Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim or ceasing to defend such claim, if such settlement or cessation (i) involves the imposition of an injunction or other equitable relief on the Indemnified Party, (ii) does not expressly unconditionally release the Indemnified Party from all Liabilities with respect to such claim and all other claims arising out of the same or similar facts and circumstances, with prejudice, or (iii) could adversely affect any Tax or other Liability of Buyer or any Buyer Parties.

(e)           Amounts paid to or on behalf of any Party as indemnification under this Agreement shall be treated as adjustments to the Purchase Price.

(f)            If and to the extent any provision of this Article IX is unenforceable for any reason, the Indemnifying Party hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in this Section 9.2 that is permissible under applicable legal requirements.

(g)           Subject to Section 9.1(b), from and after the Closing, the indemnification provided pursuant to this Article IX shall be the sole and exclusive remedy hereto for any Loss resulting from, with respect to or arising out of any breach or claim in connection with this Agreement, any Exhibit or Schedule hereto or any certificate or writing delivered in connection with this Agreement, regardless of the cause of action. Notwithstanding the foregoing, nothing contained in this Agreement shall limit a Party’s right to pursue equitable remedies, including, without limitation, injunctive relief and specific performance.

(h)           No Indemnifying Party shall in any event be liable to the Buyer Parties or Seller Parties, as applicable, on account of any indemnification obligation set forth in this Article IX for any such Person’s own punitive or exemplary damages; provided, however, that nothing herein shall relieve any Indemnifying Party of its obligation to provide indemnification under this Article IX for all components of awards against the Buyer Parties or Seller Parties, as applicable, in third-party claims, including punitive or exemplary damages.

(i)            Notwithstanding the fact that any Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement or another agreement entered into in connection herewith in respect of any fact, event, condition or circumstance, no Party shall be entitled to recover the amount of any Losses suffered by such Party more than once under all such agreements in respect of such fact, event, condition or circumstance.

ARTICLE X

MISCELLANEOUS

10.1        Amendment

This Agreement may not be amended or modified, except (a) by an instrument in writing signed by or on behalf of Buyer and Seller or (b) by a waiver in accordance with Section 10.2.

10.2        Waiver

Any Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracy in the representations and warranties of another Party contained herein or in any document delivered by such Party pursuant hereto or (c) waive compliance with any agreement of another Party or condition to another Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in a writing executed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a wavier of any subsequent breach or waiver of the same term or condition or as a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights under this Section 10.2 shall not constitute a waiver of any of such rights. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.3        Notices

All notices, claims, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been duly made or given when personally delivered, delivered by receipted express courier service, or via facsimile with a copy delivered by receipted express courier service to the respective Parties at the following addresses (or such other address for a Party as shall be specified in a notice given in accordance with this Section 10.3):

If to Seller:	with a copy to:

BIO-key International, Inc. 300 Nickerson Road Marlborough, MA 01752 Facsimile: (308) 801-1819 Attention: President	Choate Hall & Stewart LLP Two International Place Boston, MA 02110 Facsimile: (617) 248-4000 Attention: Charles J. Johnson, Esq.

If to Buyer:	with copies to:

InterAct911 Systems 102 W 3rd St., Ste 750 Winston-Salem, NC 27101 Facsimile: Attention: President	McDermott Will & Emery LLP 227 West Monroe Street Chicago, Illinois 60606-5096 Facsimile: (312) 984-7700 Attention: Robert A. Schreck, Jr., P.C.

10.4        Binding Agreement; Assignment

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by operation of law or otherwise without the prior written consent of Seller and Buyer.

Notwithstanding anything to the contrary in this Section 10.4, without the consent of any Party, Buyer and its permitted assigns may at any time, in their sole discretion, assign, in whole or in part, their rights hereunder to one or more third-parties (provided that no such assignment shall release Buyer from its obligations hereunder).

10.5        Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, and all other terms of this Agreement shall remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

10.6        Construction

The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.  The word “including” shall mean including, without limitation, regardless of whether such words are included in some contexts but not others.

10.7        Captions

The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

10.8        Entire Agreement

The Schedules identified in this Agreement are incorporated herein by reference.  This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including the Letter of Intent.

10.9        Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

10.10      Governing Law

All question concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts executed in and to be performed in that State.

10.11      Parties in Interest

Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

10.12      Consent to Jurisdiction

THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN SUFFOLK COUNTY, BOSTON, MASSACHUSETTS. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION.

* *  * *

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by an officer thereunto duly authorized, all as of the day and year first above written.

BUYER:	SELLER:

InterAct911 Mobile Systems, Inc.	BIO-key International, Inc.

By:	By:
Andrew J. Filipowski	Thomas J. Colatosti
Chairman	Chairman

[Signature Page to Asset Purchase Agreement]